Exhibit 4.1

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES ACT (COLLECTIVELY, THE “SECURITIES LAWS”).  THIS PROMISSORY NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS SUCH TRANSACTION (I) IS REGISTERED UNDER THE SECURITIES LAWS OR (II) IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES LAWS AND MAKER IS PROVIDED AN OPINION OF COUNSEL SATISFACTORY TO MAKER THAT SUCH REGISTRATION IS NOT REQUIRED.

PROMISSORY NOTE

January 15, 2009

$500,000

For Value Received, the undersigned, Santa Monica Media Corporation, a Delaware corporation (the “Maker”), hereby promises to pay to Santa Monica Capital Partners II, LLC (the “Holder”) when due, the total principal amount of such advances as Holder from time to time may elect, at its sole option, to make hereon to, or for the benefit of, Maker (the “Advances” or an “Advance”), which total Advances shall not exceed Five Hundred Thousand Dollars ($500,000) at any one time outstanding, in accordance with  the terms hereof.

1.           Advances.  The date and amount of each Advance made by Holder in its sole and absolute discretion shall be entered by Holder on Schedule A hereto; provided, however, that failure to make such a notation shall not alter the obligations of Maker to Holder hereunder in any way.

2.           Maturity Date.  Maker shall repay to Holder the outstanding principal amount of this Note, and all accrued unpaid interest thereon, on the earlier of (i) the closing of a business combination (the “Closing”), as such term is defined in Maker’s Prospectus dated March 27, 2007 as filed with the Securities and Exchange Commission on March 28, 2007, and the date that Company liquidated its assets (the “Maturity Date”).  Notwithstanding anything in this Note to the contrary, in the event that the Maker is required to and does dissolve and liquidate pursuant to its Certificate of Incorporation, unless counsel to the Maker delivers an opinion that the amounts due hereunder may be paid from the trust account, no amounts may be paid from such account and Holder waives any right to make any claim against such account, it being understood that, upon liquidation and dissolution, Holder’s sole recourse shall be against assets of Maker not held in such account.

3.           Interest.  Maker shall pay interest on the outstanding principal balance of this Note from the date of each Advance until paid in full at a simple rate of interest equal to the lesser of ten percent (10%) per annum or the maximum rate permissible under applicable law, due and payable on the Maturity Date.  Payments on this Note shall be applied first to accrued, unpaid interest and thereafter to reduce the outstanding principal amount in the order in which Advances are made hereunder.

4.           Payment.  Principal of and interest on this Note shall be payable in lawful money of the United States of America.  If a payment hereunder becomes due and payable on a Saturday, Sunday or legal holiday, the due date thereof shall be extended to the next succeeding business day, and interest shall be payable thereon during such extension.  Maker shall have the right to prepay this Note, in whole or in part, at any time without the consent of Holder, provided that all accrued, unpaid interest on the amount of the prepayment is also paid with such prepayment.

5.           Events of Default; Remedies.

(a)           Events of Default.  The occurrence of any of the following events shall constitute an “Event of Default” hereunder:

(i)           Maker shall default in the payment of any part of the principal or interest under this Note when due;

(ii)           Maker shall be dissolved or liquidated, or shall sell all or substantially all of its assets;

(iii)           a court having jurisdiction shall enter a decree or order for relief in respect of Maker in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or

(iv)           Maker shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Maker or for any substantial part of its property, or shall make any general assignment for the benefit of its creditors or shall take any action in furtherance of any of the foregoing.

(b)           Remedies; Notices of Default.  Upon the occurrence of any Event of Default, Holder may at any time (unless all defaults theretofore shall have been remedied), declare this Note to be due and payable without presentment, demand, protest or notice, all of which are hereby waived.  Holder may then proceed to protect and enforce the rights of Holder by suit in equity, action at law or other appropriate proceeding.  No course of dealing and no delay on the part of Holder in exercising any right shall operate as a waiver thereof or otherwise prejudice Holder's rights.  No remedy conferred hereby on Holder shall be exclusive of any other remedy referred to herein  or now or hereafter available at law, in equity, by statute or otherwise.

6.           Miscellaneous.

(a)           Replacement.  On receipt of evidence reasonably satisfactory to Maker of the loss, theft, destruction or mutilation of this Note and, in the case of loss, theft or destruction, on delivery of an indemnity agreement or bond reasonably satisfactory to Maker, or in the case of mutilation, on surrender and cancellation of this Note, Maker shall execute and deliver, in lieu of this Note, a new Note of like denomination, tenor and date as this Note.

(b)           Successors and Assigns.  This Note may not be assigned, transferred or hypothecated by either party without the prior written consent of the other party, which consent  may be withheld in its sole and absolute discretion. Subject to the foregoing, the rights and obligations of Maker and Holder pursuant to this Note shall be binding upon and inure to the benefit of the parties' respective successors, permitted assigns, heirs, administrators and permitted transferees.

(c)           Amendment; Waiver.  This Note and any of its terms may be modified, amended, waived or terminated only by a written instrument signed by the party against whom enforcement of such modification, amendment, waiver or termination is sought.

(d)           Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of California, without regard to conflict of laws principles.

(e)           Severability.  If any provision of this Note or the application thereof to any person, place or circumstance shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Note and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

(f)           Interpretation.  The section and other headings used in this Note are for reference purposes only and shall not constitute a part hereof or affect the meaning or interpretation of this Note.  Except where otherwise indicated, all references to sections refer to sections of this Note.

(g)           Legal Fees and Costs; Reimbursement.  In the event that any party to this Note shall commence any suit or action to interpret or enforce this Note, the prevailing party in such action shall recover such party’s costs and expenses incurred in connection therewith, including attorneys’ fees and cost of appeal, if any.  Maker shall promptly reimburse Holder for all out-of-pocket costs, including attorneys’ fees, incurred by Holder in connection with this Note and its legal fees incurred to obtain the funds to be able to make Advances hereunder, upon presentation of an itemized statement therefore and, upon Maker’s failure to make such reimbursement within 15 days of request therefore, Holder may make such payment to itself on behalf of Maker by making an Advance to Maker in the amount of such reimbursement.

(h)           Entire Agreement.  The parties intend that the terms of this Note shall be the final expression of their agreement with respect to its subject matter and may not be contradicted by evidence of any prior or contemporaneous agreement.  The parties further intend that this Note shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceedings involving this Note.

SANTA MONICA MEDIA CORPORATION By: /s/ Kurt Brendlinger Name: Kurt Brendlinger Title: CFO

Schedule A

To

Promissory Note dated January 15, 2009

Date of Advance	Amount of Advance	Holder’s Initials